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                                                                   EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT


     Agreement, made this 27th day of July, 1998, between Hallmark Entertainment Network, Inc., a Delaware corporation with offices at 1325 Avenue of the Americas, New York, New York 10019 or its permitted assigns ("Employer"), and Russ Givens, _____________________________ ("Employee").


                                  WITNESSETH:


     WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

     1. Employment and Duties. (a) Effective July 27, 1998 (the "Effective Date"), Employer hereby employs Employee and Employee hereby agrees to serve as Executive Vice President, Chief Operating Officer of Employer reporting to the President of Employer. Employee agrees to perform such services consistent with Employee's position as shall, from time to time, be assigned to Employee. Employee shall use Employee's best efforts to promote the interests of Employer and shall devote Employee's full business time, energy and skill exclusively to the business and affairs of Employer during the "Term" (as "Term" is defined in Paragraph 2 below).

     (b) Employee's primary duties shall concern all operations of Employer's business concerning television programs and other audiovisual properties (collectively, the "Properties" and individually, a "Property") as are assigned to him.

     (c) During the course of Employee's employment hereunder, Employer may be incorporating subsidiary production companies for the development of individual Properties. Employer shall have the right to loan or make available, without additional compensation to Employee, Employee's services as an officer or director of any such subsidiary to Hallmark Cards, Incorporated ("Hallmark") or its subsidiaries or to perform services for any Property owned or controlled by Hallmark or any such subsidiary, provided, that his duties as an officer

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of any such subsidiary shall be consistent with his duties hereunder. Employee further agrees that all the terms of this Employment Agreement shall be applicable to Employee's services for Hallmark and each such subsidiary.

     2. Term of Employment. The term of Employee's employment ("Term") with Employer shall commence on the Effective Date and shall end on July 30, 2000 unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties. Employer shall have the option to extend the Term until July 30, 2001 by giving written notice to Employee at least 45 days prior to the end of the initial term.

     3.  Compensation.

     (a) Salary. As compensation for Employee's services hereunder, Employer shall pay to Employee a salary at the rate of $287,500 per year. Such salary shall be paid biweekly, in arrears.

     (b) Bonuses. Employee will be paid such bonus as Employer in its discretion determines, provided that Employer shall pay Employee an annual bonus of no less than 20% of his annual salary rate.

     (c) Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation to Employee such items as federal, state and local income taxes, FICA, unemployment insurance and disability contributions, and such other deductions as may be required by law.

     (d) Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee's services to Employer in accordance with Employer's expense account policies for its executive personnel or with the approval of the President.

     (e) Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) 4 weeks paid vacation, annually,
(ii) group medical, dental, life and disability insurance, (iii) an allowance of $950 per month for automobile, and (iv) any other fringe benefits, including any phantom shares plan, on terms that are or may become available generally to senior



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executive of Employer. Employee's level of participation in any phantom shares or other incentive plan will be subject to Employer's discretion.

     (f) Relocation. Employer will pay reasonable relocation expenses for Employee and his family from the U.K. to the Denver area, in accordance with Employer's standard relocation policies. If Employee does not have permanent housing or have not received shipment of household goods in the Denver area upon the Effective Date, Employer shall pay for temporary living expenses for a period not to exceed one month and for an amount not exceed $15,000.

     4. Place of Employment. During the Term, Employee shall be required to perform Employee's duties at the principal office of Employer set forth above, or at such other principal locations in Denver, Colorado metropolitan area as Employer may reasonably designate, and Employee shall undertake all reasonable travel required by Employer in connection with the performance of Employee's duties hereunder.

     5.   Confidentiality; Intellectual Property; Name and Likeness.

     (a) Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer (and its executives, representatives and employees who need to know such information) or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee's duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to her own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advice notice to the President of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

     (b) During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the term which

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relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments, and formants are and will be the property of Employer. Employee further agrees, at Employer's request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer's expense.

     (c) Employer shall have the right in perpetuity to use Employee's name reasonably in connection with credits for Properties for which Employee performs any services.

     6.   Employee's Representations. Employee represents and warrants that:

     (a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

     (b) To the best of Employee's knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

     7.   Non-Competition: No Raid.

     (a) During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which interferes with any of his duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material (the "Other Business").

     (b) Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ or knowingly attempt to employ or assist anyone else to employ any person who is, at the date of termination of Employee's employment, working as an officer, policymaker or in high-level creative development or distribution (including without



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limitation executive employees) for or rendering substantially full-time services as such to Employer.

         8.  Termination.

         (a) This Agreement may be terminated and the Term ended on five business days' written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

                   (i)   The death of Employee;

                   (ii) The physical or mental disability of Employee to such an extent that Employee is unable to render services to Employer for a period exceeding an aggregate of 30 business days during any twelve month period of the Term. For purposes of counting the aggregate of 30 business days, days properly designated by Employee as vacation days shall not be counted;

                   (iii) For "cause," which for purposes of this Agreement shall be defined as:

                     (A) the use of drugs and/or alcohol which interfere materially with Employee's performance of Employee's services under this Agreement;

                     (B) Employee's conviction of any act which constitutes a felony under federal, state or local laws or the law of any foreign country;

                     (C) Employee's persistent failure after written notice to perform, or Employee's persistent refusal to perform after written notice, Employee's duties and responsibilities pursuant to this Agreement; or

                     (D) Employee's dishonesty in non-trivial financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in conjunction with performance of her duties hereunder.

         (b) Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing Employee with not less than thirty (30) days' advance notice in writing. In the event of a termination pursuant to this Paragraph 8(b): (i) the Employer shall pay to the Employee within thirty (30) days after such notice of termination the remaining amounts described in Paragraph 3(a) above for the balance of the Term (or if less than one hundred eighty (180) days are left in the Term at the expiration of such (30) days, for one hundred eighty (180) days as if there had been no termination of this



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     Agreement, discounted to the date of payment at the Adjusted Base Rate (as such term is defined in an August, 1990 Credit Agreement as amended between Employer and Chemical Bank) on the date payment is made pursuant to this Paragraph 8(b), and except for any pro-rated annual bonus which Employee is due hereunder, Employer shall have no further obligations to Employee hereunder. If Employer terminates Employee under this Paragraph 8(b), Paragraph 7(a) shall not apply from the date of termination.

          (c) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i) and 8(a)(iii)(A)-(D) above, Employee shall be paid Employee's salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs after which Employer's obligation to pay salary to Employee shall terminate. Should Employer terminate this Agreement due to Employee's disability as defined above in Paragraph 8(a)(ii), Employee shall continue to receive six months of salary. After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee except as required in Employer-sponsored Benefit Program [Illegible].

          (d) Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.

          (e) Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from the Board of Directors of any of Employer's subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

          9. Breach; Remedies. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, Employer shall be entitled, inter alia, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation. The parties further stipulate that the law of New York shall apply to any dispute or action regarding this agreement and Employee agrees to submit to the jurisdiction of any court of competent jurisdiction in New York in any such action and agrees to waive all objections to such jurisdiction, including (but not



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limited to) any objections based upon lack of personal jurisdiction or venue or forum non conveniens.

     10. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although he may assign or use as security payments due hereunder from Employer. The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

     11. Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

     12   Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed, and sets out the full agreement between the parties concerning its subject matter.

     13. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or, if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee's address first written above and, in the case of Employer, addressed to its President with a copy to General Counsel, Hallmark Cards, Incorporated, 2501 McGee Trafficway, Kansas City, Missouri 64108. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

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     14.  Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

     15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

     IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.


                                            Hallmark Entertainment Network, Inc.


                                            By    /s/ GEORGE V. STEIN
                                              ----------------------------------

                                            Title    President & CEO
                                                 -------------------------------



                                            EMPLOYEE:

                                            /s/ RUSS GIVENS
                                            ------------------------------------
                                              Russ Givens





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                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT




     This Amendment to Employment Agreement, dated as of July 1, 1999 between Hallmark Entertainment Networks ("Employer") and Russ Givens ("Employee") (this "Amendment") amends that certain Employment Agreement dated as of July 27, 1998 between Employer and Employee (the "Agreement").

     1. Section 2 of the Agreement is amended to provide that the Term shall end on June 30, 2002 unless terminated earlier as provided in Paragraph 8 of the Agreement or extended by mutual agreement of the parties.

     2. Section 3(a) of the Agreement is amended to provide that for the twelve month period commencing on July 1, 1999, Employer shall pay to Employee a salary at the rate of $387,500 per annum. Commencing on July 1, 2000 and annually thereafter during the Term, Employee's salary shall be increased over the salary in effect during the prior twelve month period by the greater of (i) seven per cent (7%) or (ii) the increase, if any, of the Consumer Price Index calculated by the Department of Labor for the region including the greater Denver metropolitan area (the "CPI") as of July 1 of the relevant year as compared to the CPI as of July 1 of the prior year.

     3. Section 3(b) is amended to provide that Employee's bonus for the twelve month period ending December 31, 1999 will be not less than thirty percent (30%) of his salary for such twelve month period (i.e. $116,250). Bonuses for subsequent years of the Term are not guaranteed and will be determined in accordance with Employer's bonus program then in effect for senior executives, provided that Employee's bonus for each such year shall be not less that twenty percent (20%) of his annual salary for such year.

     4. Employee will be granted three hundred thousand (300,000) SARs, as of July 1, 1999, in the Share Appreciation Rights Plan, subject to the approval of Employer's Board of Directors. A copy of such plan is attached as Exhibit A.

     5. Except as amended by this Amendment, the Agreement remains in full force and effect and is hereby reaffirmed by Employee and Employer.
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     IN WITNESS WHEREOF, Employer has by its appropriate officer signed the
Agreement and Employee has signed this Agreement as of the day and year first above written.



                             HALLMARK ENTERTAINMENT
                                    NETWORKS



                            By: /s/ DAVID J. EVANS
                                --------------------

                            Its:  PRESIDENT & CEO
                                --------------------

                            EMPLOYEE:


                            RUSSEL H. GIVENS JR.

                            /s/ RUSS GIVENS
                            ------------------------
                            RUSS GIVENS



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